Exhibit 99.1

AGS Announces Repricing of Existing $509 Million Term B Loans; Commitments

Secured for Additional $30 Million Term Loans

October 08, 2018

Significant milestone towards successful completion of credit-improvement initiatives

LAS VEGAS, Oct. 8, 2018 /PRNewswire/ – AGS (NYSE: AGS) (or the “Company”), a leading designer and supplier of electronic gaming machines, table products, and interactive solutions for the gaming industry, today announced that it has successfully repriced its existing $509 million in Term B Loans, and secured commitments from lenders for an additional $30 million in terms loans under its existing credit agreement.

The Term B Loans amendment, effective October 5, 2018, reduced the interest rate spread 75 basis points from LIBOR plus 425 basis points to LIBOR plus 350 basis points. The LIBOR floor remains at 100 basis points. The interest rate reduction will be 100 basis points if at any time the Company receives a corporate credit rating of at least B1 from Moody’s. As a result of the repricing, the Company expects to realize annual cash interest savings of approximately $3.8 million. The repriced term loans continue to be due in full in February 2024.

The new $30 million term loan facility closed and funded October 5, 2018. Initial drawn pricing for the aggregate amount of the outstanding term loan is set at LIBOR plus 350 basis points.

AGS intends to use the proceeds from the financing for general corporate purposes and additional capital to accelerate growth.

AGS President and Chief Executive Officer David Lopez said, “We have been very pleased with the strong support among our lenders, which has resulted in reduced interest rates and very attractive terms for our new loan facility. Today’s announcement represents another milestone towards AGS’ growth and commitment to a strong credit profile.”

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About AGSAGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and growth have helped us branch out to become a leading all-inclusive commercial gaming supplier. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at www.playags.com.

Media Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations

jboguslawski@PlayAGS.com

Steve Kopjo, Director of Investor Relations

Skopjo@PlayAGS.com

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